August 17, 1992

Mr. Frank Fraser
Nordion International, Inc.
447 March Road
P.O. Box 13500
Kanata, Ontario, K2K 1X8

Dear Frank:

         In reviewing our records I noticed that we did not document a prior understanding with regard to the convertibility of Vindicator's obligations to Nordion. As you will recall we had agreed that such obligations would not be convertible to Common Stock of Vindicator prior to December 1, 1992.

         If this is in accordance with your understanding please acknowledge and return a copy to me.

                                              Your truly,


                                              Sam Whitney
                                              President


Acknowledged


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